                                   EXHIBIT 2.1


                            SHARE PURCHASE AGREEMENT




                           DATED AS OF 9 FEBRUARY 2005




                                    REGARDING


                          INSPIRE INFRASTRUCTURE 2I AB

                                TABLE OF CONTENTS

BACKGROUND.....................................................................2


1.    DEFINITIONS..............................................................2


2.    SALE AND PURCHASE.......................................................10


3.    PURCHASE PRICE..........................................................11

  3.1   PURCHASE PRICE........................................................11
  3.2   DCC SHARES............................................................12

4.    CLOSING.................................................................18

  4.1   THE CLOSING...........................................................18
  4.2   CONDITIONS PRECEDENT TO THE CLOSING...................................18
  4.3   DELIVERIES AND ACTIONS AT THE CLOSING.................................20
  4.4   SELLERS' WAIVER.......................................................21

5.    REPRESENTATIONS AND WARRANTIES OF SELLERS...............................22


6.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.............................37


7.    INDEMNIFICATIONS AND LIMITATIONS........................................38

  7.1   INDEMNIFICATION.......................................................38
  7.2   LIMITATIONS...........................................................38
  7.3   THIRD PARTY CLAIMS....................................................40
  7.4   EXCLUSIVE REMEDY......................................................41

8     SPECIFIC INDEMNITY......................................................41


9     JOINT AND SEVERAL LIABILITY.............................................43


10    NON-COMPETE.............................................................43


11.   MISCELLANEOUS...........................................................44

  11.1  NOTICES...............................................................44
  11.2  COSTS.................................................................45
  11.3  HEADINGS..............................................................45
  11.4  ASSIGNMENT............................................................45
  11.5  NO WAIVER.............................................................46
  11.6  SEVERABILITY..........................................................46
  11.7  CONFIDENTIALITY.......................................................46
  11.8  ANNOUNCEMENTS.........................................................47
  11.9  ENTIRE AGREEMENT; AMENDMENTS..........................................47
  11.10 NO SET-OFF............................................................47
  11.11 GOVERNING LAW.........................................................47
  11.12 ARBITRATION...........................................................48

SELLERS SHAREHOLDER GUARANTEE.................................................50
SELLERS SHAREHOLDER GUARANTEE.................................................51
SELLERS SHAREHOLDER GUARANTEE.................................................52
PURCHASER HOLDING COMPANY GUARANTEE...........................................53

                                LIST OF SCHEDULES

SCHEDULE A

SCHEDULE B.1

    SCHEDULE B.1 A

    SCHEDULE  B.1 B

    SCHEDULE B.1 C

    SCHEDULE B.1 D

    SCHEDULE B.1 E

SCHEDULE B.2

    SCHEDULE B.2 A

    SCHEDULE  B.2 B

    SCHEDULE B.2 C

    SCHEDULE B.2 D

    SCHEDULE B.2 E

    SCHEDULE B.2 F

    SCHEDULE B.2 G

    SCHEDULE B.2 H

SCHEDULE 1.1

    SCHEDULE 1.1 A

    SCHEDULE 1.1 B

    SCHEDULE 1.1 C

SCHEDULE 1.3

    SCHEDULE 1.3 A

SCHEDULE 3.2

SCHEDULE 4.3.2

SCHEDULE 5.1.10

SCHEDULE 5.1.26

SCHEDULE 5.1.29

    SCHEDULE 5.1.29 A

    SCHEDULE 5.1.29 B

    SCHEDULE 5.1.29 C

SCHEDULE 5.1.30

    SCHEDULE 5.1.30 A

SCHEDULE 5.1.34

SCHEDULE 5.1.37

THIS SHARE PURCHASE AGREEMENT has been entered into on this 9th day of February, 2005, by and between:

        1. Moody Investment Group AB, org. no. 556669-3668, a limited company organised and existing under the laws of Sweden, having its registered office at Sveavagen 59, 113 59 Stockholm, Sweden;

        2. Red River Investment Group AB, org. no. 556669-3643, a limited company organised and existing under the laws of Sweden, having its registered office at Sveavagen 59, 113 59 Stockholm, Sweden;

        3. Newco 1454 Sweden AB (under change of name to Halo Investment Group AB), org. no. 556669-3635, a limited company organised and existing under the laws of Sweden , having its registered office at Fruangsgatan 15; 129 51 Hagersten, Sweden;

        4. Bart Denny, a U.S. citizen with Swedish social security no. 720118- 2032, having his permanent residence at Tatorpsvagen 21a 2tr, 128 31 Skarpnack, Sweden; and

        5. Bernard Clark, a U.S. citizen born June 28, 1947; having his permanent residence at 2627 Knollwood Rd, Charlotte, NC 28211, USA.

the parties in item 1 - 5 are hereinafter referred to collectively as the "SELLERS" and severally as a "SELLER"; and

        6. Interchange Europe Holding Corporation, a limited company organised and existing under the laws of the State of Delaware, having its registered office at 24422 Avenida de la Carlota, Suite 120, Laguna Hills, CA 92653, USA (the "PURCHASER"); and

        7. solely for purposes of Section 3.3 of this Agreement, Interchange Corporation, a corporation organised existing under the laws of the State of Delaware, having its registered office at 24422 Avenida de la Carlota, Suite 120, Laguna Hills, CA 92653, USA ("INTERCHANGE").

the parties above are hereinafter referred to collectively as the "PARTIES" and severally as a "PARTY".

BACKGROUND

A. The Sellers are the owners of all the issued shares in Inspire Infrastructure 2i AB, org. no. 556612-9309, a Swedish limited company with an issued and registered share capital of SEK 100,000, divided into 1,000 shares, each having a nominal value of SEK 100 (the "COMPANY"). The shares of the Company are held among the Sellers as set out in SCHEDULE A, which also shows the ultimate ownership of the corporate Sellers listed as Parties 1 to 3 above.

B. The Sellers are willing to sell to the Purchaser and the Purchaser is willing to purchase from the Sellers all 1,000 of the issued shares of the Company (the "SHARES").

The Parties hereby agree as follows:

1.      DEFINITIONS

        As used in this Agreement (as defined below), unless expressly otherwise stated, the following terms shall have the following meanings, the singular (where appropriate) shall include the plural and vice versa and references to Schedules and Sections shall mean Schedules and Sections of this Agreement:

"ACCOUNTING             means such accounting principles which are, and have
PRINCIPLES"             been as at the relevant dates, in accordance with
                        applicable Laws, regulations and guidelines and which in all respects conform to generally accepted accounting principles for limited companies in Sweden (Sw. "god redovisningssed").

"ACCOUNTS"              means the audited annual reports of the Company as at
                        and for the periods ending at 31 December 2002, 31
                        December 2003, and 31 December 2004, respectively, attached as SCHEDULE 1.1.

"ACCOUNTS DATE"         means 31 December 2002, 31 December 2003 and 31 December
                        2004, as applicable.

"AGREEMENT"             means this Share Purchase Agreement and the Schedules
                        hereto.

"BLACKOUT PERIOD"       shall have the meaning set out in Section 3.3.2.

"BUSINESS DAY"          means any day on which banks are open for general
                        banking business in Stockholm, Sweden.

"CHANGE OF CONTROL"     means (i) the acquisition, directly or indirectly, by
                        any person or group of the beneficial ownership of securities of the Company (or the corporate Seller, as the case may be), possessing more than fifty percent
                        (50%) of the total combined voting power of all outstanding voting securities of the Company (or the corporate Seller, as the case may be); (ii) the sale, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company (or the corporate Seller, as the case may be); or (iii) the approval by the shareholders of the Company (or the corporate Seller, as the case may be) of a plan or proposal for the liquidation or dissolution of the Company (or the corporate Seller, as the case may be).

"CLAIM" means a claim made by the Purchaser against any of the Sellers under Section 7.

"CLOSING"               means the completion on the Closing Date of the transfer
                        of the Shares as contemplated in Section 4.

"CLOSING DATE"          shall have the meaning set out in Section 4.1.1.

"COMPANY"               shall have the meaning set out in the introductory
                        paragraph hereof.

"CONFIDENTIAL           means any and all information of any kind or nature
INFORMATION"            whatsoever, whether written or oral, including, without
                        limitation, financial information, trade secrets, customers lists and other information, regarding the Company and which is not known to the general public.

"DCC DETERMINATION"     shall have the meaning set out in Section 3.2.3.

"DCC DISPUTE NOTICE"    shall have the meaning set out in Section 3.2.3.

"DCC SHARES"            means 447,067 Interchange Common Shares which may be
                        delivered to the Sellers in accordance with Section 3.2.

"EMPLOYEES"             means Leo Sutic.

"EMPLOYMENT             shall have the meaning set out in Section 4.2.1.
AGREEMENTS"

"ENCUMBRANCE"           means any claim, charge, mortgage, lien, option,
                        hypothecation, usufruct, retention of title, right of pre-emption (except the pre-emption rights stipulated in the Company's articles of association), right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing.

"ESCROW AMOUNT"         means USD 1,500,000 and 149,022 DCC Shares.

"GROUP COMPANIES"       means the Company and the Subsidiaries.

"INDEMNIFICATION        shall have the meaning set out in Section 3.1.2.
ESCROW ACCOUNT"

"INTELLECTUAL           means patents, know-how, trademarks, registered designs,
PROPERTY RIGHTS"        applications for any of the foregoing, copyrights and
                        registerable business names and any similar rights in any country, and all rights under licenses and consents in relation to any of the foregoing.

"INTERCHANGE"           shall have the meaning set out in the introductory
                        paragraph hereof.

"INTERCHANGE            means the common stock of Interchange, par value
COMMON SHARES"          $0.00001 per share, and any securities into which such
                        common stock may hereafter be reclassified.

"KEY EMPLOYEES"         means Antony Waldorf, Bart Denny, Leo Sutic and Claes
                        Jonsson.

"LAWS" means laws, acts, regulations and statutes, including, but not limited to, applicable Swedish, EU, Spanish, U.K. and U.S. laws and regulations.

"LIABILITY"             means all indebtedness, obligations and other
                        liabilities of a person, whether absolute or contingent
                        (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under the Accounting Principles, Spanish GAAP or UK GAAP, as applicable.

"LOSS" means any and all damages, fines, fees, taxes, penalties, deficiencies, losses (including lost profits and diminution in value) and expenses, including interest, reasonable expenses of investigation, court costs, reasonable fees and expenses of attorneys, accountants and other experts, and other expenses of any legal or other action or proceeding or of any claim, default or assessment (such fees and expenses to include all fees and expenses, including fees and expenses of attorneys, incurred in connection with (a) the investigation or defense of any third party claim or (b) asserting or disputing any right under this Agreement against any party hereto or otherwise), net of any insurance proceeds (if any) actually received (without any adverse effect on the premiums paid for such insurance).

"MATERIAL CONTRACTS"    means an agreement or commitment to which a Group
                        Company is bound and which involves a commitment for either party of more than USD 15,000 per fiscal year; or which otherwise is material to the Group Company or its business, but shall not include employment agreements.

"PARTY" shall have the meaning set out in the introductory paragraph hereof.

"PURCHASE PRICE"        shall have the meaning set out in Section 3.1.1.

"PURCHASER"             shall have the meaning set out in the introductory
                        paragraph hereof.

"REGISTRABLE            shall have the meaning set out in Section 3.3.2.
SECURITIES"

"RESALE REGISTRATION    shall have the meaning set out in Section 3.3.2.
STATEMENT"

"SECURITIES ACT"        shall have the meaning set out in Section 5.1.62.

"SELLER" shall have the meaning set out in the introductory paragraph hereof.

"SELLERS KNOWLEDGE"     means the actual knowledge of any of the Sellers and any
                        knowledge such Seller should have had after due and careful enquiries. "Seller" shall for the purpose of this definition include Antony Waldorf, Bart Denny,
                        Claes Jonsson, Leo Sutie and Bernard Clark.

"SELLERS REGISTRABLE    shall have the meaning set out in Section 3.3.2.
SECURITIES"

"SELLER                 means Antony Waldorf, which hereby is duly authorized by
 REPRESENTATIVE"        each Seller to represent the Sellers as set out in this
                        Agreement.

"SHARES"                shall have the meaning set out in Recital C.

"SPANISH GAAP"          means statutory accounting rules and generally accepted
                        accounting principles in Spain and applicable to Inspire
                        Infrastructure Espana SL.

"SUBSIDIARIES"          means each of Inspire Infrastructure Espana SL, reg. no.
                        ("Identificacion Fiscal") B83841957; and having its registered office at CL NAVALUENGA 6, ROZAS MADRID 28230
                        MADRID, Spain; and Inspire Infrastructure (UK) Limited, reg.no. 4638588 and having its registered office at 37
                        Warren St., London, W1T 6AD, U.K.

"SUBSIDIARY ACCOUNTS"   means the unaudited annual report for Inspire
                        Infrastructure (UK) Limited as at and for the period ending January 31, 2004, attached as SCHEDULE 1.3 hereto.

"TAXES" means, wherever arising, all direct and indirect taxes, charges, fees, duties and other assessments imposed by any governmental or regulatory authority, including, without limitation, to income (whether actual or deemed), yield, sales, use, transfer, stamp, transaction, real estate, investment, value added, withholding, employment, asset holding, registration, preliminary and deferred tax, specific salary tax on pension costs and social security fees, together with any interest, penalties, penalty tax, residual tax charges, additions to tax or any other amount imposed by any governmental or regulatory authority.

"UK GAAP"               means statutory accounting rules and generally accepted
                        accounting principles in the United Kingdom and applicable to Inspire Infrastructure (UK) Ltd.

"US GAAP"               means statutory accounting rules and generally accepted
                        accounting principles in the United States as promulgated by the Financial Accounting Standards Board and the U.S. Securities and Exchange Commission.

"US GAAP FINANCIAL      means audited financial statements for the Company that
STATEMENTS"             conform to US GAAP for the fiscal years beginning on
                        January 1, 2003, and ending on December 31, 2003, and beginning on January 1, 2004, and ending on December 31, 2004.

"WARRANTIES"            means the representations and warranties of the Sellers
                        set out in Section 5.

2.      SALE AND PURCHASE

2.1 Subject to the terms the conditions set out in this Agreement, each of the Sellers agrees to sell and the Purchaser agrees to purchase the Shares.

2.2 The Shares shall be sold free and clear of any Encumbrances and together with all accrued rights and benefits attaching thereto at the Closing.

2.3 The title to the Shares, including all rights of any nature which are now or which may at any time become attached to the Shares or accrue in respect of them, including all dividends and distributions declared or paid in respect of the Shares on or after the Closing Date, shall pass from the Sellers to Purchaser at the Closing on the Closing Date through the fulfilment and completion of the Closing procedures set out in
        Section 4 below.

2.4 Each of the Sellers hereby waives any right of redemption, pre-emption or first or last refusal that it may have in connection to the Shares under the articles of association of the Company, any shareholders' agreement or otherwise with respect to the transfer of the Shares contemplated under this Agreement.

3.      PURCHASE PRICE

3.1     PURCHASE PRICE

3.1.1 The aggregate consideration to be paid by the Purchaser for the Shares shall be USD 15,000,000 (the "PURCHASE PRICE") plus the right to receive, as additional consideration, the DCC Shares as set forth in
        Section 3.2 below.

3.1.2 USD 13,500,000 of the Purchase Price in cash, shall be deposited into an escrow account with a third party escrow agent on terms agreeable to the Purchaser on the date of this Agreement (the "PURCHASE PRICE ESCROW ACCOUNT"). The Purchase Price less the cash portion of the Escrow Amount shall be released from the Purchase Price Escrow Account and paid in cash to the Sellers on the Closing Date as set out in Section 4.3.2 below.

3.1.3 The Escrow Amount shall be held by Purchaser until deposited into an escrow account with a third party escrow agent on terms mutually agreeable to Purchaser and the Seller Representative in accordance with
        Section 4.3.3 (the "INDEMNIFICATION ESCROW ACCOUNT"). After the Indemnification Escrow account has been established, Purchaser shall deposit USD 1,500,000 in cash and 149,022 of the DCC Shares into the Indemnification Escrow Account. The remaining DCC Shares which have not been deposited into the Indemnification Escrow Account shall be held by the Purchaser and shall be delivered (if any are earned) to the Sellers in accordance with the terms and conditions of Section 3.2.

3.1.4 In the event that not all Shares would be effectively delivered to the Purchaser on the Closing Date, then Purchaser shall have the option to waive the closing condition set forth in Section 4.2.1 (iii) and then the Purchase Price shall be reduced proportionately in relation to the portion of the Shares not effectively delivered.

3.2     DCC SHARES

3.2.1   If:


        (i) no direct or indirect Change of Control or ownership in any of the corporate Sellers have occurred; and


        (ii) the Company meets the financial and business performance criteria set forth on SCHEDULE 3.2 on or before the dates required for such criteria as set forth on Schedule 3.2;

        then, the Sellers shall be entitled to receive the number of Interchange Common Shares corresponding to such satisfied criteria specified in
        Schedule 3.2 (the "DCC SHARES") as soon as practicable after such determination. The DCC Shares (if any) shall be allocated among the Sellers based on their respective percentage ownership of the Shares immediately prior to the Closing Date as set forth on Schedule A, which Schedule also sets forth rounding rules (since fractional shares cannot be delivered).

3.2.2 The provisions of this Agreement relating to the DCC Shares shall be interpreted and applied in a manner consistent with Schedule 3.2. Notwithstanding anything to the contrary in this Agreement and the schedules hereto, the maximum aggregate number of shares of Interchange Common Stock to be delivered pursuant to this Section 3.2 is the number arrived at following the calculation set out in the definition of DCC Shares.

3.2.3 No later than twenty (20) Business Days following the completion of the audit for the calendar year ended December 31, 2005, and the calendar year ended December 31, 2006, the Purchaser shall provide the Seller Representative a statement describing which relevant conditions have and have not been satisfied (in whole or in part) (such statement, including the information required to be included therein by Schedule 3.2, a "DCC DETERMINATION"). The Seller Representative shall have twenty (20) Business Days after the DCC Determination is deemed given pursuant to Section 11.1 to review and consider such DCC Determination. At the request of the Seller Representative, representatives of the Purchaser and the Seller Representative shall meet to discuss such DCC Determination within the twenty (20) Business Days after the DCC Determination is deemed given pursuant to Section 11.1; provided that if agreement is not reached, the Seller Representative shall have twenty
        (20) Business Days after such DCC Determination is deemed given pursuant to Section 11.1 to notify the Purchaser in writing that the Seller Representative disputes such DCC Determination, setting forth in reasonable detail the basis for any dispute (each a "DCC DISPUTE Notice"). If the Seller Representative does not deliver a DCC Dispute Notice within twenty (20) Business Days after the DCC Determination is deemed given pursuant to Section 11.1 or if the Seller Representative accepts the DCC Determination in writing, such DCC Determination shall be final, binding and conclusive upon the Purchaser and each Seller. In the event a DCC Dispute Notice is delivered, the Seller Representative and representatives of Purchaser shall meet within twenty (20) Business Days after the DCC Dispute Notice is deemed given pursuant to Section
        11.1 and shall negotiate in good faith to resolve such dispute. If a final resolution of such dispute is reached, the agreed-upon amount shall be reduced to writing and shall be final, binding and conclusive upon Purchaser and each Seller. If no final resolution is reached within twenty-five (25) Business Days after a DCC Dispute Notice is deemed given pursuant to Section 11.1, the final determination of such dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.12 of this Agreement. The determination of the arbitrators shall be final, binding and conclusive upon Purchaser and each Seller.

3.2.4 No interest in the DCC Shares or any portion thereof, no right to participate, in whole or in part, in this Section 3.2, may be assigned or transferred to any person (whether by operation of law or otherwise), and any attempt to do so shall be void. The DCC Shares and the provisions of this Section 3.2 are intended solely for the benefit of the Sellers. The right (if any) to receive distributions of DCC Shares pursuant to this Section 3.2 shall be personal to the Sellers.

3.2.5 No interest shall accrue or be paid on any portion of the DCC Shares or any payment or distribution pursuant to Section 3.2.

3.3     REGISTRATION RIGHTS

3.3.1 It is the intention of the parties that the DCC Shares which may be delivered to the Sellers pursuant to Section 3.2 will be transferred pursuant to an exemption from the registration requirements of the Securities Act. Accordingly, each Seller acknowledges and agrees that:

        (i) the DCC Shares issued in connection with this Agreement will not be registered under the Securities Act and will constitute "restricted securities" within the meaning of the Securities Act; and

        (ii) any certificates representing the DCC Shares shall bear appropriate legends to identify such privately placed shares as being restricted under the Securities Act, to comply with applicable state securities laws and, if applicable, to notice the restrictions on transfer of such shares.

3.3.2   Interchange agrees to:

        (i) file a registration statement on Form S-3 ("Form S-3") with the Securities and Exchange Commission on or before November 15, 2005 or, if Interchange is not eligible to file a registration statement on Form S-3 on or before November 15, 2005 then as soon as practicable after Interchange becomes eligible to use a Form S-3, covering the resale of the DCC Shares which may be delivered to the Sellers pursuant to Section 3.2 (the "REGISTRABLE SECURITIES"). In the event that Interchange does not become eligible to file a registration statement on Form S-3 prior to April 4, 2006, then by April 4, 2006, Interchange must file a registration statement on Form SB-2 or such other form for which Interchange is eligible to register the Registrable Securities for resale in accordance with applicable regulations and Interchange company policies ("Form SB-2," and together with the Form S-3, as applicable, the "RESALE REGISTRATION STATEMENT"); and

        (ii) use all reasonable endeavours to cause such Resale Registration Statement to be declared effective as promptly as reasonably practicable thereafter and use all reasonable efforts to comply with the Securities Act and the U.S. Securities and Exchange Act of 1934 and the rules and regulations thereunder so as to permit the registration of the Registrable Securities in accordance with the intended distribution contemplated hereby; and

        (iii) use all reasonable endeavours to maintain the continual effectiveness of the Resale Registration Statement until such date as is the earlier of (x) the date when all Registrable Securities covered by such Resale Registration Statement have been sold or (y) as to any particular Seller, the date on which all such Seller's Registrable Securities may be sold without any restriction pursuant to Rule 144(k); provided, however, that if Purchaser or Interchange shall furnish to the Sellers' Representative a certificate signed by the Chairman of the Board, the Chief Executive Officer or the Chief Financial Officer of Interchange stating that a material corporate development has occurred or a material corporate transaction is under consideration and, in the good faith judgment of Interchange, disclosure of such development or transaction in an amendment or supplement to the Resale Registration Statement (or the related prospectus) would be seriously detrimental to Interchange (or would deprive Interchange of the opportunity to pursue a significant favourable transaction), then Interchange shall have the right to suspend the effectiveness of such Resale Registration Statement and to prohibit each holder of Registrable Securities from effecting any sale of DCC Shares pursuant to such Resale Registration Statement (and the related prospectus) for not more than two periods, which shall not exceed forty-five (45) days in any single instance or ninety
                (90) days in the aggregate (each such period, a "BLACKOUT PERIOD"). Interchange will use its commercially reasonable endeavours to end such suspension and prohibition periods promptly after Interchange has determined in good faith that such suspension and prohibition is no longer required.

        Registration Procedures

3.3.3   Interchange further agrees that:

        (i) In connection with the filing by Interchange of the Resale Registration Statement, Interchange shall furnish each holder of Registrable Securities a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

        (ii) Interchange shall use its commercially reasonable endeavours to register or qualify the Registrable Securities covered by the Resale Registration Statement under the securities laws of each state of the United States; provided, however, that Interchange shall not be required to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction, unless Interchange is already subject to service in such jurisdiction.

        (iii) If Interchange has delivered preliminary or final prospectuses to the holders of Registrable Securities and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, Interchange shall promptly notify such holders of Registrable Securities and, if requested by Interchange, such holders of Registrable Securities shall immediately cease making offers or sales of shares under the Resale Registration Statement and return all prospectuses to Interchange; provided that Interchange shall promptly provide the holders of Registrable Securities with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the holders of Registrable Securities shall be free to resume making offers and sales under the Resale Registration Statement.

        Requirements of Holders of Registrable Securities

3.3.4 Interchange shall not be required to include any Registrable Securities in the Resale Registration Statement unless the Registrable Security holder has furnished to Interchange written information regarding such Registrable Security holder and the proposed sale of the Registrable Securities by such Registrable Security holder as Interchange may reasonably request in writing in connection with the Resale Registration Statement or as shall be required in connection therewith by the Securities and Exchange Commission or any state securities law authorities; provided, however, that Interchange shall provide all such Registrable Security holders no later than thirty (30) days prior to the anticipated filing of the Resale Registration Statement with a selling shareholder questionnaire requesting all required information necessary for inclusion in the Resale Registration Statement.

        Assignment of Resale Registration Rights

3.3.5 A holder of Registrable Securities may not assign any of its registration rights provided under this Section 3.3 without the written consent of Interchange.

        Expenses of Registration

3.3.6 All expenses of Interchange in connection with registration (including, without limitation, qualification, preparation and distribution) of Registrable Securities incurred pursuant to this Agreement shall be borne by the Purchaser or Interchange. In addition, Interchange shall pay the actual costs and fees of one legal counsel retained by the holders of Registrable Securities as a group (but not in excess of ten thousand dollars ($10,000)). The holders of Registrable Securities shall be solely responsible and Interchange shall have no obligation or liability for all brokerage fees, selling commissions or underwriting discounts incurred by the holders of Registrable Securities in connection with sales under the Resale Registration Statement.

4.      CLOSING

4.1     THE CLOSING

4.1.1 The Closing shall occur as soon as practically possible, but not more than one (1) Business Day, after the Company has delivered to the Purchaser the US GAAP Financial Statements. The Closing shall occur, however, irrespective of whether the US GAAP Financial Statements have been delivered or not, no later than 4 April 2005. The date on which the Closing occurs is called the "CLOSING DATE".

4.1.2 The Closing shall, unless otherwise agreed, take place on the Closing Date commencing at 9:00 a.m., Swedish time, at the offices of Gernandt & Danielsson Advokatbyra KB, Stockholm.

4.2     CONDITIONS PRECEDENT TO THE CLOSING

4.2.1 The obligations of the Purchaser to consummate the transactions contemplated herein shall be subject to the satisfaction, on or before the Closing, of each of the following conditions, subject to Section
        4.1.1 above, unless duly waived in writing by the Purchaser:

        (i) the Company shall be the owner of 75 per cent of the shares and any other equity instruments, free of any Encumbrances, in Inspire Infrastructure Espana SL and 100 percent of the shares and any other equity instruments, free of any Encumbrances, in Inspire Infrastructure (UK) Limited;

        (ii) each Seller shall have confirmed in writing (which confirmation shall form an integral part of this Agreement) to the Purchaser that per the Closing Date there is no breach of representation or warranty made by the Sellers in Section 5.1.61 - 5.1.66 of this Agreement;

        (iii) the Shares represent 100 percent of the entire share capital of the Company and there shall have not occurred any direct or indirect change in the ownership or control over (a) the Shares or (b) any of the Sellers in comparison to what is set out in Schedule A hereto;

        (iv) the Company shall have brought its Accounts into conformity with accounting principles generally accepted in the United States of America and delivered to the Purchaser the US GAAP Financial Statements;

        (v) the Company and the Key Employees and the individuals listed on SCHEDULE B.1 shall have entered into employment agreement included in Schedule B.1 (the "EMPLOYMENT AGREEMENTS");

        (vi) the individuals listed on SCHEDULE B.2 shall have entered into the personnel waivers and apartment lease guarantees included in Schedule B.2;

        (vii) if the closing condition set out in Section 4.2.1 (iv) has not been satisfied or waived by Purchaser by 6 p.m. PST on the day falling twenty-one (21) calendar days from the date of execution of this Agreement, then the closing condition set out in Section
                4.2.1 (iv) shall be deemed waived by Purchaser and Purchaser shall be obligated to close the transaction contemplated by this Agreement if the other conditions in this Section 4.2.1 have been satisfied or waived if, and only if, a material adverse change in the business or operations of the Company has not occurred since the date of execution of this Agreement (for the purposes of this section, "material adverse change" shall mean either of (i) any loss of the Company's customer base to such extent that such loss, would it have occurred on 1 January 2004, would have resulted in a loss of more than 50% of the Company's revenues for the financial year 2004, or (ii) the filing, notice or threat (in writing) by a third party of a material lawsuit, which means a lawsuit in the amount of at least USD 500,000, against the Company).

4.2.2 The obligations of either the Purchaser or the Sellers (jointly, but not severally) to consummate the Closing shall also be subject to the satisfaction that the completion of the sale and purchase of the Shares is not prohibited by any applicable Laws, judgment, order or injunction.


4.3     DELIVERIES AND ACTIONS AT THE CLOSING

4.3.1 At the Closing, each of the Sellers shall do, or procure to be done, all acts necessary in order to consummate the transactions contemplated herein, including but not limited to the delivery to the Purchaser, of the following:

        (i) copies of appropriate documents evidencing completion of the conditions precedent set out in Section 4.2.1 above;

        (ii) the share certificates representing the Shares duly endorsed to the Purchaser;

        (iii) the Company's share register, setting forth the Purchaser as the owner of the Shares.

        (iv) a certificate by the Seller Representative, in form and substance satisfactory to the Purchaser, certifying that the Sellers and/or the Company have satisfied each of the conditions set forth in Section 4.2.1 above, as applicable.

4.3.2 At the Closing, the Purchaser shall do, or procure to be done, all acts necessary in order to consummate the transactions contemplated herein, including but not limited to causing the Purchase Price to be paid to each Seller out of the Purchase Price Escrow Account in accordance with the wiring instructions set forth on SCHEDULE 4.3.2. The Purchaser shall cause all interest amounts earned on the Purchase Price by Purchaser during the term the Purchase Price is held in the Purchase Price Escrow Account to be paid to the Sellers as additional purchase price; provided, however, if the Closing occurs on or after the date which is twenty-one (21) days after the date of this Agreement then fifty percent (50%) of such earned interest amount shall be delivered by the Purchaser to the Sellers as additional purchase price.

4.3.3 Purchaser shall hold the Escrow Amount until it is deposited with a third-party escrow agent on terms agreeable to Purchaser and Seller Representative. Such escrow account shall be established as soon as practicable, but no later than fifteen (15) Business Days from the Closing Date. The terms of the escrow agreement will provide that distributions from the escrow account will be made by the escrow agent upon: (i) joint written instructions from the Seller Representative and Purchaser, (ii) the expiration of a twenty (20) Business Day period following written notice from Purchaser to the escrow agent and the Seller Representative of a claim upon the Escrow Amount so long as the Seller Representative has not delivered a written notice objecting to the claims made by the Purchaser (such dispute will be resolved through negotiation or subsequent arbitration), and/or (iii) written instructions from an arbitrator following final arbitration of the matter in accordance with Section 11.12.1. The escrow agreement will also include provisions for the distribution of the remaining Escrow Amount following the two-year anniversary of the Closing including a provision that requires the escrow agent to distribute all of the remaining Escrow Amount to the Sellers on the day which is twenty (20) Business Days following the second anniversary of the Closing unless the Purchaser has delivered a written notice to the escrow agent and the Seller Representative prior to such date that there are outstanding unresolved claims. Any and all interest earned on the Escrow Amount shall be added to the Escrow Amount and distributed to the Purchaser to satisfy indemnification claims or to the Sellers in accordance with the terms of the escrow agreement.

4.4     SELLERS' WAIVER

        Subject to the Closing and what follows from the Employment Agreements, as applicable, each Seller hereby waives, on behalf of itself and any person affiliated to it, in favour of the Purchaser and the Company, any claim for any fees, damages or other compensation in respect of services provided by such Seller or such affiliated person at any time prior to the Closing Date.

5.      REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1 Each Seller represents and warrants to the Purchaser that each of the Warranties are true, complete and correct as of this day and, unless otherwise is explicitly set out in the specific Warranty, as of the Closing Date.

        Corporate Matters

5.1.1 Each corporate Seller set out in item 1. - 3. in the introductory paragraph of this Agreement is a company duly incorporated and validly existing under the laws of Sweden and has full corporate power and authority to execute and perform this Agreement and consummate the transactions contemplated hereby.

5.1.2 Each corporate Seller set out in item 1. - 3. in the introductory paragraph of this Agreement is wholly owned by the individuals as set out in Schedule A and such ownership is free and clear of any Encumbrances.

5.1.3 Each Seller set out in item 4. - 5. in the introductory paragraph of this Agreement is an individual with legal capacity and authority to execute and perform this Agreement and consummate the transactions contemplated hereby.

5.1.4 This Agreement has been duly authorised and constitutes a binding obligation of and is enforceable against each Seller in accordance with the terms hereof. The execution and performance by a Seller of this Agreement and the consummation of the transactions contemplated herein do not and will not:

        (i) violate or conflict with or constitute a default (or event which, with notice or lapse of time, or both would constitute a default) under, or give rise to a right of termination or modification, or acceleration of the performance by any licence, permit, approval or other authorisation of any Group Company or a Seller issued by any governmental or regulatory authority;

        (ii) result in a breach of any judgement, decree or order of any court or governmental or regulatory authority, or applicable Laws or the articles of association of any Group Company or a Seller, as applicable;

        (iii) result in the creation of any liens, claims, options and other encumbrances upon any of the assets of any Group Company; or

        (iv) require a Seller or any Group Company to make any registration or filing with or consent, approval, permit, authorisation or action by any governmental or regulatory authority.

5.1.5 The Shares represent 100 per cent of the entire issued share capital of the Company and such shares are legally and validly issued, fully paid and duly registered.

5.1.6 The Sellers have full title to the Shares and have the right to sell and deliver the Shares to Purchaser in accordance with the terms of this Agreement. The Shares are free and clear of any Encumbrances.

5.1.7 Apart from this Agreement, there is no agreement, arrangement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any share or loan capital of any Group Company.

5.1.8   No Group Company has at any time:

        (i)     reduced its share capital;

        (ii)    redeemed any share capital; or

        (iii)   purchased any of its shares; or

        (iv)    forfeited any of its shares.

5.1.9 The fully diluted equity spreadsheet set out in Schedule A fully and accurately details the holders' name, address (being the residential or principal place of business), number of shares held and/or any rights to call for the allotment, issue, sale, transfer or conversion of any share or loan capital under any option or other agreement (including conversion rights) and (if applicable) under which employee share option scheme such options were granted, in the Company and each of its Subsidiaries.

5.1.10 The Company has full title to such portion of the issued and outstanding shares of capital stock in each Subsidiary as set out in SCHEDULE 5.1.10; and such shares are legally and validly issued, fully paid and duly registered; and such shares so held are free and clear of any Encumbrances. There are no outstanding shares, equity instruments (including any rights to purchase capital stock) or shares of capital stock reserved for future issuance in each Subsidiary except as set out in Schedule 5.1.10.

5.1.11 No resolutions (other than resolutions that have been fully implemented and registered prior to the date hereof) have been made in any Group Company regarding the issue of new shares, convertible debt instruments, debt instruments with a right to subscribe for new shares or any other equivalent instruments.

5.1.12 No Group Company has (i) any direct or indirect interest in any other company or enterprise (except for the Company's interest in the Subsidiaries), including, without limitation, by way of joint venture;
        (ii) has undertaken to or committed itself to acquire any such interest in the future; and (iii) is negotiating to acquire any such interest.

5.1.13 Each Group Company is duly organised and validly existing under the laws of its respective jurisdiction and has full corporate power to conduct its business as now conducted and intended to be conducted on the Closing Date.

5.1.14  [Intentionally left blank]

5.1.15 No Group Company has filed (or have had filed against it) or is aware of any petition for its winding-up, reconstruction, reorganization, bankruptcy or comparable proceedings.

        Financial

5.1.16 The Accounts (including the notes therein), as applicable, have been and will be, as applicable, prepared in accordance with the Accounting Principles and provide a true and fair picture (Sw. "rattvisande bild") of the financial position and result of operations as at the respective Accounts Date, as applicable. No independent auditor's report in respect of the Accounts, as applicable, contains any reservation or supplementary information and such auditor's report(s) certify, and will certify, as applicable such accounts unconditionally and without reservation.

5.1.17 The Accounts include all of the Company's assets, liabilities, provisions, pledges, guarantees and other undertakings as per the respective Accounts Date, which ought to appear in the Accounts, as applicable, according to the Accounting Principles.

5.1.18 At the respective Accounts Date, the Company owned all of the assets shown in the Accounts.

5.1.19 The Company has not pledged any assets, and has not made any commitments, guarantees, provisions or contingent liabilities other than as disclosed in the Accounts, and the Company has and will have full and exclusive title to all assets in the balance sheets of the Accounts, and the assets are not the subject of any liens, mortgages, pledges, claims, options, encumbrances or any other form of third party rights.

5.1.20 All proper and necessary accounting, financial, corporate and other records have in all material respects been accurately maintained and retained (in accordance with the bookkeeping act (Sw. "bokforingslagen") by each Group Company, is in the possession of the Group Company and give a true, fair and complete view of matters which ought to appear in them and do not contain or reflect any inaccuracies or discrepancies.

5.1.21 The assets and rights of the Company as of 31 December 2004 constitute all of the assets and rights necessary to conduct the business as presently being conducted and, immediately after Closing, necessary for it to continue to conduct the business as presently being conducted.

5.1.22 The Warranties in Sections 5.1.16 - 5.1.21 shall apply mutatis mutandis to each of the Subsidiaries, subject to appropriate adjustments to applicable Laws. For the purpose hereof, "Accounts" as referred to in Sections 5.1.16 - 5.1.21 shall mean Subsidiary Accounts.

5.1.23 Where any of the records of any Group Company are kept on computer, such Group Company:

        (i) is the owner of all hardware and all software necessary to enable it to use the records as they have been used in its business to the date of this Agreement and to the Closing Date;

        (ii) does not share any hardware or software relating to the records with any person; and

        (iii) maintains back up records and support in the event of any fault or failure of such computer hardware and software in line with reasonable business practice for a company of similar size to such Group Company and in the same business as such Group Company.

        Ordinary Course and No Material Adverse Change

5.1.24 Since 31 December 2004 until the Closing, each Group Company's business has been and will be conducted only in the ordinary course of business, consistent with past practice; and during such period no dividend or distribution has been declared or made by any Group Company; and during such period there has not occurred or arisen any material adverse change, extraordinary event or extraordinary loss in relation to any Group Company or its business and no Group Company has agreed to or arranged to do any of the foregoing.

5.1.25  Since 31 December 2004 until the Closing no Group Company has:

        (i)     incurred or committed to incur:

                (1)     material capital expenditure; or

                (2) any material liability except for full value or in the ordinary course of business;

        (ii)    acquired or agreed to acquire:

                (1) any asset for a consideration higher than its market value at the time of acquisition or otherwise than in the ordinary course of business; or

                (2) any business or substantial part of it or any share or shares in a body corporate;

        (iii) disposed of or agreed to dispose of, any of its assets except in the ordinary course of business and for full value;

        (iv) repaid wholly or in part any loan except upon the due date or dates for repayment;

        (v) issued or allotted share or loan capital, increased its authorised share capital, purchased or redeemed any shares, reduced or re-organised its share capital or agreed to do so.

        Financial commitments and borrowings

5.1.26

        (i) Complete and accurate details of all overdraft, loan and other financial facilities available to each Group Company and the amounts outstanding under them at the close of business on the day preceding the date of this Agreement are set forth in
                SCHEDULE 5.1.26 and the Sellers have not received any notice that the continuance of any of those facilities might be materially adversely affected or prejudiced.

        (ii) No Group Company is a party to, or has agreed to enter into, any lending, or purported lending, agreement or arrangement (other than agreements to give credit in the ordinary course of its business).

        (iii) No Group Company is exceeding any borrowing limit imposed upon it by its bankers, or other lenders, nor has any Group Company entered into any commitment or arrangement which will lead it so to do.

        (iv) No overdraft or other financial facilities available to any Group Company are dependent upon the guarantee of or security provided by any other person.

        (v) To the Sellers' Knowledge, no Group Company is in default under, or in breach of, any of the material terms of any loan capital, borrowing, debenture or financial facility of any Group Company.

        (vi) No Group Company is, nor has it agreed to become, bound by any guarantee, indemnity, surety or similar commitment.

        (vii) No Group Company has any credit cards in issue in its own name or that of any officer or employee of any Group Company or any person connected with any officer or employee, except for a corporate debit card held by Bart Denny and which has a limit of SEK 100,000 for each 30-day period.

        (viii) Except for a loan from NUTEK to the Company in the amount of SEK 724,352, no Group Company has received any grants, allowances, loans or financial aid of any kind from any government departmental or other board, body, agency or authority which may become liable to be refunded or repaid in whole or in part.

        (iv) No Group Company has engaged in financing of a type which is not required to be, or has not been, shown or reflected in the Accounts or the Subsidiary Accounts.

        Insurance Coverage

5.1.27 The Company and its business has and maintains sufficient and adequate insurance coverage with reputable and sound insurers in respect of the Group Companies and its businesses covering against all risks normally insured against by companies of a similar size and carrying on similar businesses. Valid policies for such insurance are and will be outstanding and duly in force on the Closing Date and at least one month following the Closing Date. To the Sellers' Knowledge, there are no circumstances that will lead to any such insurance being revoked, violated or not renewed in the ordinary course.

        Real Property

5.1.28 No Group Company owns any real property, nor is it registered as owner of any real property.

5.1.29 No Group Company is a party to any real property lease agreement other than included as copies in SCHEDULE 5.1.29. The offices leased by the Company at Sveavagen 59 are adequate for use in the business operated by the Company.

        Intellectual Property Rights

5.1.30 All Intellectual Property Rights owned, licensed and used by the Group Companies are listed in SCHEDULE 5.1.30. None of the Intellectual Property Rights so accounted for as owned is subject to any Encumbrances (including, but not limited to, rights to acquire know-how, Intellectual Property Rights or source codes). As accounted for in said Schedule, the Group Companies hold licenses to use the software packages and programs currently used in their business and are not in breach of such licenses.

5.1.31 All Intellectual Property Rights listed in Schedule 5.1.30 are valid, subsisting and enforceable. All renewal applications, fees and other steps required for maintenance, protection and enforcement of such Intellectual Property Rights have been paid or taken.

5.1.32 To the Sellers' Knowledge, no third party infringes any of the Intellectual Property Rights nor does any of the Group Companies infringe any third party Intellectual Property Rights, including but not limited to Intellectual Property Rights held by other employers (current or former) of the employees set out in the Employee Agreements.

5.1.33 All software used by the Company operates substantially as intended and no defects or flaws interfere in any material respect with the operations thereof.

        Contracts

5.1.34  All Material Contracts to which a Group Company is a party are listed in
        SCHEDULE 5.1.34, complete copies of which have been delivered to the Purchaser, and are valid, enforceable and binding in accordance with their respective terms, and none of the Group Company or any counter-parties to any Material Contract is in default of any Material Contract and, save as provided for in Schedule 5.1.34, no event has occurred which, but for the passage of time or giving of notice, would constitute such default. Each Group Company has performed when due all of their respective obligations under the Material Contracts. Except as set forth on Schedule 5.1.34, no Group Company has received, nor has it given, notice of termination of any Material Contract.

5.1.35 The execution and performance of this Agreement does not and will not result in any breach or any third party having the right to terminate, rescind or modify any Material Contract or arrangement material to the business of any Group Company as presently conducted and intended to be conducted until the Closing Date.

5.1.36 No Group Company is a party to or is bound by any contract, commitment, agreement, order or letter of intent (i) not made in the ordinary course of business; (ii) not entered on arm's length basis; or (iii) containing any terms or conditions not consistent with fair market terms, conditions and prices.

        Employees, Etc.

5.1.37 Leo Sutic is currently the only Employee of the Group Companies, with the benefits described in Schedule 5.1.37. No collective agreements are binding on the Group Companies as per the Closing Date. As of the signing or effective date of the Employment Agreements, none of the Key Employees are employed by any other employer . No employees in addition to the Key Employees are required for the Group Companies' business operations to be carried out as currently operated. Each of the Key Employees has a permanent right to reside and work in Sweden.

5.1.38 Other than Leo Sutic's existing employment agreement with the Company, there are no existing or former employees or other persons that have a right of employment or re-employment with any Group Company.

5.1.39 The Group Companies do not have any consultants (Sw. "uppdragstagare") and has not at any time had any consultant which under labour Laws or Tax Laws would be deemed as an employee.

5.1.40  [Intentionally left blank]

5.1.41 No Group Company has any outstanding obligations towards any current or former employee, including the Company's current and former management and board of directors. Neither Leo Sutic nor any former employee or any other person is entitled to any pension benefits, profit sharing arrangements, retirement plans, severance benefits, life or medical insurance plans or programs, or bonus or incentive systems granted by or relating to any Group Company.

5.1.42 There is no pending or threatened (i) claim by, or outstanding settlement with, any current or former board director, executive officer, or employee or any other affiliated person of any Group Company against any Group Company, (ii) labour or union litigation in relation to the Leo Sutic or former employees or executive officers, or (iii) strike.

5.1.43 All accrued costs or pensions, holidays, overtime and bonuses accrued up to the respective Accounts Date are set out in the respective Accounts and Subsidiary Accounts.

5.1.44 No Group Company has violated any labour, health or safety legislation, regulation or agreement in any relevant jurisdiction including without limitation the Swedish Co-Determination Act (Sw. "lagen (1976:580) om medbestammande i arbetslivet"). No Group Company has received any notice of any claim that it has not complied with any employment, labour, health or safety or related Laws.

        Compliance, Licenses and Consents

5.1.45 Each Group Company has maintained and is in full compliance with the terms of all public approvals, permissions, authorisations and/or licenses required to be obtained by it in connection with the conduct of its business, and none of such approvals etc. has been obtained on terms which have not been performed by such Group Company.

5.1.46 No licences, consents, permissions, authorisations and approvals required by any Group Company or which any Group Company knows will be required for the carrying on of its business.

5.1.47 No licence, consent, permission, authorisation or approval currently held by any Group Company and necessary for the carrying on of the business as carried on at the Closing will not be renewed in whole or in part nor has any Group Company received any notice that any licence, consent, permission, authorisation or approval is likely to be revoked, suspended or cancelled.

5.1.48 Each Group Company is in compliance with all applicable Laws, including, but not limited to, Laws relating to the environment and personal integrity protection, and no claim has been made by any public authority that any Group Company is non-compliance and there exists no ground for any such claim. No Group Company has committed nor is it liable for, and no claim has been made that it has committed or is liable for, any criminal or illegal act and no Group Company has received notice that it is in breach of any obligation or duty whether imposed by or pursuant to statute or contract.

5.1.49 No Group Company is the subject of any public prohibition or injunction, and no such prohibition or injunction is imminent and no proceedings in respect thereof have been commenced. No Group Company has received notification that any investigation or inquiry is being, or has been, conducted by, or received any request for information from any governmental or other authority, department, board, body or agency in respect of its affairs.

5.1.50 Each agreement or transaction made between a Group Company and a Seller or a party affiliated with a Seller has been made on arm's length basis and in compliance with all applicable Laws.

        Tax

5.1.51 All Tax returns and reports relating to Tax required to be filed by or on behalf of each Group Company before the Closing or in respect of any period before the Closing have been or will be properly filed, and any and all information required to be filed for purposes of correct Tax assessment has been duly filed. All Taxes due by each Group Company and required to have been or to be paid by each Group Company on or prior to the Closing have been or will be paid in full. All Taxes due by each Group Company but that have not yet been paid are fully and adequately provided for in the respective Accounts and Subsidiary Accounts as required under the applicable accounting principles.

5.1.52 All Taxes payable by each Group Company but not yet due are fully and adequately provided for in the respective Accounts and Subsidiary Accounts, to the extent so required under applicable accounting principles, and there will be no adverse Tax effects for the Group Company as a result of any review or Tax assessment by any Tax authority relating to any period prior to the Closing Date.

5.1.53 No Tax authority has commenced any Tax dispute against any Group Company and there exists no ground for reassessment by the Tax authority for any additional Taxes relating to the period up to and including Closing.

5.1.54 No Tax authority has commenced any Tax audit on any Group Company and to Sellers' Knowledge no such audit is imminent.

        Competition

5.1.55 No Group Company is in violation of applicable competition law; nor is or has any Group Company been in violation of any applicable competition law or subject to any examination by any competition authority.

        Litigations and Disputes

5.1.56 There is no pending or threatened legal, arbitral, administrative, criminal or governmental proceeding with respect to any Group Company, whether as plaintiff, defendant or otherwise, and, to the Sellers' Knowledge, there exists no ground for the commencement of any such proceeding, arbitration or complaint against or by any Group Company.

5.1.57 No litigation, arbitration, administrative or criminal proceedings by or against the Company or any person for whose acts it may vicariously be liable are threatened or expected and none are pending. To the Sellers' Knowledge, there are no facts or circumstances which will give rise to any litigation, arbitration, administrative or criminal proceedings against any Group Company or any person for whose acts it may be vicariously liable.

5.1.58 No Group Company is subject to any judgment, injunction or other judicial or arbitral decision or award which in any material respect restricts the Group Company's present or future business.

        Commission

5.1.59 No person is entitled to receive from the Company any finder's fee, brokerage or other commission in connection with this Agreement or the sale and purchase of all or part of the Shares. The Company is not liable for fees for legal services provided to the Sellers in connection with the transactions contemplated in this Agreement.

        Inducements

5.1.60 To Sellers' Knowledge no officer, agent or employee of any Group Company has paid or accepted any unlawful bribe or inducement (monetary or otherwise) or used any of the Company's assets unlawfully to obtain an advantage for himself or any other person.

        US Securities Laws

5.1.61 Each Seller is experienced in evaluating and investing in securities of companies such as Interchange, and has either individually or through its current officers such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of such Seller's prospective investment in Interchange, and has the ability to bear the economic risks of the investment.

5.1.62 Each Seller (other than Claes Jonsson is an "accredited investor" within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act of 1933 of the United States of America as amended (the "SECURITIES ACT").

5.1.63 Each Seller is acquiring the DCC Shares pursuant to this Agreement for investment for such Seller's own account, not as nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

5.1.64 Each Seller acknowledges that the DCC Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Seller is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions.

5.1.65 Each Seller acknowledges that, to the extent applicable, each certificate evidencing the DCC Shares shall be endorsed with the legends substantially in the form set forth below, as well as any additional legend imposed or required by Interchange Corporation's bylaws or applicable federal or state securities laws:

                "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR

                HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL TO THE EFFECT THAT THE PROPOSED TRANSACTION DOES NOT INVOLVE A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES LAWS."

        Interchange shall remove such legends at such time as they are no longer required by its bylaws or federal or state securities laws, as applicable.

5.1.66 Each Seller has received and reviewed information about Interchange and has had an opportunity to discuss Interchange Corporation's business, management and financial affairs with its management. Such Seller believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the DCC Shares. Such Seller understands and acknowledges that such discussions, as well as any written information issued by Interchange, (i) were intended to describe the aspects of Interchange's business and prospects which Interchange Corporation believes to be material, but were not necessarily an exhaustive description, and (ii) may have contained forward-looking statements involving known and unknown risks and uncertainties which may cause Interchange's actual results in future periods or plans for future periods to differ materially from what was anticipated and that no representations or warranties were or are being made with respect to any such forward-looking statements or the probability of achieving any of the results projected in any of such forward-looking statements.

6.      REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1 The Purchaser represents and warrants to the Seller that the representations and warranties set forth below in this Section 6.1 are true, complete and correct as of this day and the Closing Date. The representations and warranties shall be separate and independent.

6.1.1 The Purchaser has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby.

6.1.2 This Agreement has been duly authorised and constitutes a binding obligation of and is enforceable against the Purchaser in accordance with the terms hereof.

6.1.3 The execution and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate the articles of association of the Purchaser or any applicable Laws, judgement, decree or order of any court or governmental or regulatory authority.

7.      INDEMNIFICATIONS AND LIMITATIONS

7.1     INDEMNIFICATION

        Sellers hereby agree to indemnify and hold harmless the Purchaser, or, at Purchaser's option, any Group Company or any affiliate of the Company, from and against any and all Losses or Liabilities, incurred or suffered by Purchaser, any affiliate of Purchaser or any Group Company, arising out of, related to, as a result of or in connection with any misrepresentation, breach of Warranty or non-fulfilment of any agreement or covenant of any Seller under this Agreement.

7.2     LIMITATIONS

7.2.1 The Sellers' liability for Claims is subject to the following limitations set out in this Section 7.2.

7.2.2 No liability shall arise in respect of a Claim if and to the extent that such Claim:

        (i) occurs as a result of the passing of any legislation not in force at the Closing Date, or which takes effect retroactively, or occurs as a result of an increase in the tax rate in force on the Closing Date or any change in the generally established practise of the relevant tax authorities;

        (ii) is recoverable under an insurance policy or which would have been recoverable had the insurance protection level, which existed at the Closing Date, been continued;

        (iii) would not have arisen but for any voluntary act, wilful omission or transaction carried out by the Purchaser after the Closing; and

        (iv) is made good or is otherwise fully compensated for to any Group Company and/or the Purchaser or an affiliate of the Purchaser (and, for the avoidance of doubt, the Sellers shall not be liable for Losses and Liabilities under Section 7 to the extent the same Losses and Liabilities are actually compensated for by application of Section 8).

7.2.3 If the Claim includes a tax-deductible cost for any of the Group Companies, or if it reduces the taxable income of any of the Group Companies, then the Claim shall be reduced by the actual tax savings made by the concerned company.

7.2.4 Purchaser shall not be entitled to indemnification in respect of any Claim unless the aggregate amount of all Claims, subject to any restrictions under this Section 7, exceeds USD 50,000, in which case the whole such amount and not only the excess shall be payable.

7.2.5 Purchaser may, without regard to the Purchaser's knowledge or the limitations contained in Section 7.2.4, seek indemnification of any Loss or Liability based on repayment in whole or in part of the NUTEK loan referred to in Section 5.1.26 (viii), including any interest or penalties that may have accrued or been levied against such loan, anytime six months after the Closing Date. Any Claim satisfied in connection with this Section 7.2.5 will not count against the aggregate minimum referred to in Section 7.2.4.

7.2.6 No Claim shall entitle the Purchaser to compensation hereunder unless notice in writing of any such Claim, accompanied by reasonable particulars thereof specifying the nature of the Claim and, if possible, the amount of the Claim, has been given to Seller no later than sixty
        (60) days from the date when Purchaser
        became aware of the circumstances giving rise to such Claim, and in any event, save as set out below, no later than twenty-four (24) months after the Closing Date.

7.2.7 In case of (A) any Claim or (B) any Claim related to any unmatured claim related to facts and circumstances which would reasonably be expected to lead to a Loss or Liability, arising out of or related to any claims asserted by third parties (and such claim is not covered by the specific indemnities set out in Section 8)) within two years following the Closing Date, the 24-months' limitation period provided for in Section
        7.2.6 shall be extended to the date which is ninety (90) days after the earlier of (i) the expiry of the applicable statutory limitations period with respect to such potential claims and (ii) a final decision, not subject to appeal, by the competent authority or court; whichever is later, but in no case later than five (5) years after the Closing Date. This extension is only valid if the Sellers have been notified in writing within the fifteen (15) calendar day period following the second anniversary of the Closing that there is an unresolved claim. The Sellers shall have the right to object to and subsequently arbitrate in accordance with Section 11.12 the extension of the escrow period pursuant to this Section 7.2.7.

7.2.8 The aggregate of the liability of the Sellers in respect of all Claims under Section 7.1 shall in no event exceed the Escrow Amount.

7.3     THIRD PARTY CLAIMS

        The Sellers shall, at its own cost, be given the opportunity to be fully informed of the handling of and to participate in any proceedings related to any claim from a third party (including but not limited to policyholders and tax authorities) that may result in the Sellers being liable pursuant to this Section 7. The Purchaser shall not, and shall procure that any Group Company does not, admit such claim without the prior written consent of any Sellers who are employed by the Company at that time. If the Sellers decide to participate in the defence, the Purchaser undertakes to co-operate with the Sellers.

7.4     EXCLUSIVE REMEDY

        Without prejudice to Section 8, the remedy provided for in this Section 7 shall be exclusive in case of a misrepresentation or breach of a Warranty and hence it is specifically agreed that no remedy whatsoever under the Sale of Goods Act (Sw. "Koplagen (1990:931)") shall be available to Purchaser in case of a misrepresentation or breach of a Warranty.

8       SPECIFIC INDEMNITY

8.1 In addition to any other Warranties or covenants made by the Sellers in this Agreement, and in addition and without prejudice to the Purchaser's rights in Section 7 above, the Sellers hereby agree to indemnify and hold harmless the Purchaser, or, at the Purchaser's option, any Group Company, from and against any and all Losses or Liabilities incurred or suffered by the Purchaser, any affiliate of Purchaser or any Group Company, arising out of or in connection with:

        (i)     any breach of the Warranties set out in Sections 5.1.1-5.1.15;

        (ii)    any breach of the Warranties set out in Sections 5.1.51-5.1.54;

        (iii) any of the Sellers' fraud, wilful misconduct or gross negligence relating to any misrepresentation or breach of Warranty; and

        (iv) any claim raised against any Group Company by any Seller or party affiliated with a Seller and attributable to any period prior to Closing.

8.2 The Parties expressly agree and acknowledge that the Sellers' indemnification obligations in Section 8.1 shall apply irrespective of the Purchaser's knowledge of the circumstances giving rise to the claim. The Parties expressly agree and acknowledge that none of the limitations set out in Section 7.2 above shall apply in respect of the Sellers' indemnification obligations in Section 8.1; except that

        (i) the limitations set out in Section 7.2.2 shall apply (and, for the avoidance of doubt the Sellers shall not be liable for Losses and Liabilities under Section 7 to the extent the same Losses and Liabilities are actually compensated for by application of this Section 8);

        (ii)    the limitations set out in Section 7.2.4 shall apply;

        (iii) the aggregate of the liability of the Sellers in respect of all claims under this Section 8 shall in no event exceed (a) the Escrow Amount with respect to claims set forth in Section 8.1(i) and 8.1(ii), or (b) the Purchase Price with respect to claims set forth in Section 8.1(iii) and 8.1(iv); and

        (iv) in order to seek indemnification under this Section 8, the Purchaser shall give notice in writing to the Sellers of any claim under this Section 8:

                (a) as to Section 8.1(i): not later than five (5) years following the Closing Date;

                (b) as to Section 8.1(ii): when all assessments relating to events prior to the Closing Date are legally barred from being reviewed, or, if applicable, ninety (90) days after the final decision has been finally determined by the relevant tax authorities or courts; (c) as to
                        Section 8.1(iii): within a reasonable time after the Purchaser having become aware of the basis for such claim; and


                (c) as to Section 8.1(iii): within a reasonable time after the Purchaser having become aware of the basis for such claim; and


                (d) as to Section 8.1(iv): within a reasonable time after the Purchaser having become aware of the basis for such claim;

                and such written notice shall be accompanied by reasonable particulars thereof specifying the nature of the claim and, if possible, the amount of the claim, but delay in giving such specifications in the notice shall not relieve the Sellers of their obligations in this Section 8, except to the extent such delay with the specification shall have damaged the Sellers.

8.3 In the event that the Purchaser seeks indemnification for a claim pursuant to Section 8.1(iii) at any time after the second anniversary of the Closing, the Purchaser agrees to pay all of the legal fees and expenses incurred by the Sellers defending such claim if, and only if, the final arbitration decision of such claim determines that such claim was not arising out of or in connection with any of the Sellers' fraud, wilful misconduct or gross negligence.

9       JOINT AND SEVERAL LIABILITY

        The Sellers shall be jointly and severally liable for all obligations under this Agreement. This means for example that all Sellers shall be liable in the event the Purchaser has a valid Claim against any Seller. Notwithstanding anything to the contrary contained in this Agreement, the joint and several liability of Bernard Clark, as a Seller, shall not exceed his pro rata share of the obligations under this Agreement, limited to the Purchase Price; provided, however, that Bernard B. Clark shall be liable up to the total portion of the Purchase Price received by him if the Purchaser has, using reasonably commercial standards (including judicial and administrative proceedings, if appropriate) attempted to collect such obligation from Antony Waldorf.

10      NON-COMPETE

10.1 The Sellers agrees for a period of 36 months from the Closing Date not to engage, directly or indirectly, in any activity or business which competes with the business carried on by any Group Company at Closing.

11.     MISCELLANEOUS

11.1    NOTICES

        All notices or other communications under this Agreement shall be in writing and in the English language, be sent by hand or fax and shall be deemed to have been received by a Party:

        (i)     if delivered by hand, on the day of delivery; or

        (ii) if sent by fax, upon receipt by the sender of the confirmation receipt at the end of the transmission.

        All such notices and other communications shall be addressed as set out below or to such other addresses and telefax numbers as may be notified in accordance with this Section.

        If to any Seller:            Antony Waldorf
                                     5 Jackson Close
                                     Rainham Gillingham
                                     Kent, ME87LQ, U.K.

        With a copy to:              Antony Waldorf
                                     c/o N. Pal
                                     Erik Dahlbergsgatan 25, 2tr
                                     115 32 Stockholm, Sweden

                                     Bernard Clark
                                     2627 Knollwood Rd
                                     Charlotte, NC  28211, U.S.A.

        If to the Purchaser:         Interchange Europe Holding Company
                                     24422 Avenida de la Carlota, Suite 120
                                     Laguna Hills, CA  92653, U.S.A.

        With a copy to:              Derek D. Dundas, Esq.
                                     Latham & Watkins LLP
                                     650 Town Center Drive, 20th Floor
                                     Costa Mesa, California  92626-1925, U.S.A.


11.2    COSTS

        The Sellers and the Purchaser will each bear its own fees and expenses, including but not limited to legal fees and expenses, incurred in connection with the negotiations, preparation and execution of this Agreement and the transactions contemplated by this Agreement.

11.3    HEADINGS

        The headings of this Agreement are for convenience of reference only and shall not in any way limit or affect the meaning or interpretation of the provisions of this Agreement.

11.4    ASSIGNMENT

        This Agreement and the rights and obligations specified herein shall be binding upon and inure to the benefit of the Parties hereto and shall not be assignable by any of the Parties hereto, save for intra group transfers by the Purchaser, provided that the obligations of the Purchaser's assignee are guaranteed, as for debt of his own, by the Purchaser.

11.5    NO WAIVER

        Failure by any Party at any time or times to require performance of any provisions of this Agreement shall in no manner affect its right to enforce the same, and the waiver by any Party of any breach of any provision of this Agreement shall not be construed to be a waiver by such Party of any subsequent breach of such provision or waiver by such Party of any breach of any other provision hereof.

11.6    SEVERABILITY

        If any part of this Agreement is held to be invalid or unenforceable such determination shall not invalidate or affect any other provision of this Agreement; the Parties hereto shall attempt, however, through negotiations in good faith, to replace any part of this Agreement so held to be invalid or unenforceable. The failure of the Parties to reach an agreement on a replacement provision shall not affect the validity of the remaining part of this Agreement.

11.7    CONFIDENTIALITY

11.7.1 Each Party undertakes not to disclose any Confidential Information unless:

        (i) required to do so by Law or pursuant to any order of court or other competent authority or tribunal;

        (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place;

        (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld); or

        (iv) it is disclosed to its professional advisers who are bound to the Party by a duty of confidence which applies to any information disclosed.

11.7.2  If a Party becomes required, in circumstances contemplated by (i) or
        (ii), to disclose any information, the disclosing Party shall use its reasonable best efforts to consult with the other Party prior to any such disclosure.

11.8    ANNOUNCEMENTS

        All press releases or other public relations activities by a Party with regard to this Agreement or the transactions contemplated by it shall be mutually approved by the Parties in advance of such release or activity. A Party shall, however, not be prevented from, after reasonable consultation with the other Party, disclosing information which is required under applicable Laws or stock exchange regulations.

11.9    ENTIRE AGREEMENT; AMENDMENTS

11.9.1 This Agreement supersedes all prior agreements and understandings, written and oral, between the Parties with respect to its subject matter and constitutes the entire agreement between the Parties.

11.9.2 Any amendments to this Agreement shall be in writing and shall have no effect unless signed by the duly authorised representatives of the Parties.

11.10   NO SET-OFF

        Unless specifically set out in this Agreement, all payments made by the Parties under this Agreement shall be made in full without any set-off, restriction or condition and without any deduction for any counterclaim.

11.11   GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of Sweden.

11.12   ARBITRATION

11.12.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce. The arbitration tribunal shall be composed of three arbitrators. The place of arbitration shall be Stockholm. The language to be used in the arbitral proceedings shall be English.

11.12.2 In addition to what is set out in Section 11.12.1 above, the Sellers expressly agree to that the Purchaser shall be entitled to initiate either arbitral or court proceedings against a Seller in order to enforce any arbitration award, decision or judgment rendered in accordance with Section 11.12.1 above in any court or arbitrator with jurisdiction in the matter under applicable Laws, and; for the avoidance of doubt the Purchaser shall in such case not be obliged to initiate such arbitral or court proceedings against any other Seller.

11.12.3 In arbitral proceedings, each party shall appoint one arbitrator. Where there are multiple parties on either side, the multiple parties, jointly, shall appoint one arbitrator. If such multiple parties are respondent and would fail to make such joint appointment within 30 days from receipt of the notice with request for arbitration, the Arbitration Institute of the Stockholm Chamber of Commerce make the appointment for that side. The chairman shall be appointed by the Arbitration Institute of the Stockholm Chamber of Commerce. The chairman shall be a present or retired Swedish Supreme Court justice or a present or retired Swedish Appeal Court judge or a present member of the Swedish Bar Association, which membership has lasted more than five years.

                                   -----------

                                 EXECUTION COPY


This Agreement has been executed in ten (10) originals, of which the signatories have received one each.

MOODY INVESTMENT                             INTERCHANGE EUROPE HOLDING
GROUP AB                                     CORPORATION

/Antony Waldorf                              /Heath B. Clarke
-----------------------------------          -----------------------------------
Name:  Antony Waldorf                        Name:  Heath B. Clarke


RED RIVER INVESTMENT                         Solely for purposes of Section 3.3
GROUP AB                                     of this Agreement:
                                             INTERCHANGE CORPORATION

/Leo Sutic                                   /Heath B. Clarke
-----------------------------------          -----------------------------------
Name:  Leo Sutic                             Name:  Heath B. Clarke

NEWCO 1454 SWEDEN AB UNDER
CHANGE OF NAME TO
HALO INVESTMENT GROUP AB

/Claes Jonsson
-----------------------------------
Name:  Claes Jonsson

/Bart Denny
-----------------------------------
Name:  Bart Denny

/Bernard Clark
-----------------------------------
Name:  Bernard Clark

GUARANTEE

I, being the ultimate shareholder of Red River Investment Group AB, org. no. 556669-3643, hereby guarantee, as for my own debt (Sw. sasom for egen skuld), the proper and punctual fulfillment by Red River Investment Group AB of all of its obligations under the above Agreement (for the avoidance of doubt, including but not limited to its joint and several obligations in accordance with Section 9 of the above Agreement); and adhere to the notice provisions set out in
Section 11.1 and the confidentiality undertaking set out in Section 11.7 in the above Agreement.

This guarantee is a continuing guarantee and shall remain in force until all obligations of Red River Investment Group AB under the above Agreement have been performed.

This guarantee shall be governed by and construed in accordance with the laws of Sweden.

Any dispute, controversy or claim arising out of or in connection with this guarantee shall be finally settled in accordance with Section 11.12.1 in the above Agreement.

/Leo Sutic
------------------------------------
Name:  Leo Sutic

GUARANTEE

I, being the ultimate shareholder of Moody Investment Group AB, org. no. 556669-3668, hereby guarantee, as for my own debt (Sw. sasom for egen skuld), the proper and punctual fulfillment by Moody Investment Group AB of all of its obligations under the above Agreement (for the avoidance of doubt, including but not limited to its joint and several obligations in accordance with Section 9 of the above Agreement); and adhere to the notice provisions set out in Section
11.1 and the confidentiality undertaking set out in Section 11.7 in the above Agreement.

This guarantee is a continuing guarantee and shall remain in force until all obligations of Moody Investment Group AB under the above Agreement have been performed.

This guarantee shall be governed by and construed in accordance with the laws of Sweden.

Any dispute, controversy or claim arising out of or in connection with this guarantee shall be finally settled in accordance with Section 11.12.1 in the above Agreement.

/Antony Waldorf
------------------------------------
Name:  Antony Waldorf

GUARANTEE

I, being the ultimate shareholder of Newco 1454 Sweden AB (under change of name to Halo Investment Group AB), org. no 556669-3635, hereby guarantee, as for my own debt (Sw. sasom for egen skuld), the proper and punctual fulfillment by Newco 1454 Sweden AB of all of its obligations under the above Agreement(for the avoidance of doubt, including but not limited to its joint and several obligations in accordance with Section 9 of the above Agreement); and adhere to the notice provisions set out in Section 11.1 and the confidentiality undertaking set out in Section 11.7 in the above Agreement.

This guarantee is a continuing guarantee and shall remain in force until all obligations of Newco 1454 Sweden AB under the above agreement have been performed.

This guarantee shall be governed by and construed in accordance with the laws of Sweden.

Any dispute, controversy or claim arising out of or in connection with this guarantee shall be finally settled in accordance with Section 11.12.1 in the above Agreement.

/Claes Jonsson
------------------------------------
Name:  Claes Jonsson

PURCHASER HOLDING COMPANY GUARANTEE

The undersigned shareholder of the Purchaser hereby unconditionally and irrevocably guarantees, as for its own debt (Sw. sasom for egen skuld), the proper and punctual fulfillment by the Purchaser of all of its obligations under the above Agreement; and adhere to the notice provision set out in Section 11.1, the confidentiality undertaking set out in Section 11.7, and the governing law provision set out in Section 11.11 in the above Agreement.

This guarantee is a continuing guarantee and shall remain in force until all obligations of the Purchaser under above Agreement have been performed.

Any dispute, controversy or claim arising out of or in connection with this guarantee shall be finally settled by arbitration in accordance with Section
11.12.1 in the above Agreement.

INTERCHANGE CORPORATION

/Heath B. Clarke
------------------------------------
Name:  Heath B. Clarke

                                  SCHEDULE B.1


EMPLOYMENTS AGREEMENTS

Copies enclosed:

B.1.A - Antony Waldorf
B.1.B - Leo Sutic
B.1.C - Bart Denny
B.1.D - Claes Jonsson
B.1.E - Mona Olander

                                  SCHEDULE B.2


PERSONNEL WAIVERS

Copies enclosed:

B.2.A - Antony Waldorf
B.2.B - Leo Sutic
B.2.C - Bart Denny
B.2.D - Claes Jonsson
B.2.E - Mona Olander
B.2.F - Roland Persson


APARTMENT GUARANTEES

Copies enclosed:

B.2.G - Antony Waldorf
B.2.H - Bart Denny
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                                  SCHEDULE 3.2

                                    EARN-OUT

1.    Financial Performance.

      a. Financial Year 2005. If the Company's Net Sales (Sw. "Nettoomsattning"), as reflected in the Company's audited annual report (which report is consistent with the Accounting Principles used in prior years) for the financial year January 1, 2005 to December 31, 2005, is equal to or greater than 22,710,000 Swedish Kronor, and if the Company's Net Profit (Sw. "Arets resultat"), as reflected in the same audited annual report, is equal to or greater than 4,550,000 Swedish Kronor (the "2005 Financial Performance Target"), then the Sellers will be entitled to receive 111,766 DCC Shares, which will be distributed to the Sellers as soon as practicable after the DCC Determination on a pro-rata basis in accordance with Schedule A ("2005 Financial Performance Award").

      b. Financial Year 2006. If the Company's Net Sales (Sw. "Nettoomsattning"), as reflected in the Company's audited annual report (which report is consistent with the Accounting Principles used in prior years) for the financial year January 1, 2006 to December 31, 2006, is equal to or greater than 38,610,000 Swedish Kronor, and if the Company's Net Profit (Sw. "Arets resultat"), as reflected in the same audited annual report, is equal to or greater than 7,725,000 Swedish Kronor (the "2006 Financial Performance Target" and together with the 2005 Financial Performance Target, the "Financial Performance Targets"), then the Sellers will be entitled to receive 111,768 DCC Shares, which will be distributed to the Sellers as soon as practicable after the DCC Determination on a pro-rata basis in accordance with Schedule A (the "2006 Financial Performance Award" and together with the 2005 Financial Performance Award, the "Financial Performance Awards"). The 2006 Financial Performance Targets will be reviewed by the Parties prior to the end of 2005, and may be adjusted as the Purchaser and Sellers may mutually agree.

      c. Valuation Option. If some or all of the Financial Performance Targets described in Sections 1(a) and 1(b) of this Schedule 3.2 are not achieved, so that Sellers have not earned some or all of the Financial Performance Awards, Sellers have the right, following the calculation and determination of the Financial Performance Awards, to request an independent valuation ("Valuation"), as described in
            Section 1(d) of this Schedule 3.2 below. This Valuation will be used as an alternative measurement of the Financial Performance Awards. In cases where Sellers choose to invoke this alternative measurement option (the "Valuation Option"), the Sellers will receive the greater of the (1) number of DCC Shares due according to Sections 1(a) and 1(b) of this Schedule 3.2 above; or (2) the number of DCC Shares due according to the Valuation, as described in Sections 1(d) and (e) of this Schedule 3.2 below.
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      d.    Valuation. For purposes of this Section 1(d), "fair market value"
            shall be based on the enterprise value of the Company as the theoretical price that a third party would pay to acquire the Company, calculated generally as the Company's market capitalization plus debt minus cash and cash equivalents. The value of the Company's market capitalization shall be determined through analysis of recent sales of securities by the Company and trading prices of companies with a business comparable to the Company's business. The fair market valuation shall also take into account a discounted cash flow analysis and prices paid in private company sales of businesses with a business comparable to the Company's business. The fair market valuation will not apply a discount for the limited marketability of the minority interest in the Company nor the shares' non-preferential voting rights. The fair market value shall be the value as per the date of the receipt of the notice proclaiming exercise of the Valuation Option pursuant to Section 1(c) of this Schedule 3.2.

            i. If the Valuation is performed, and any of the Parties to this Agreement does not agree with the Valuation amount, such Valuation shall, at the request of any Party to this Agreement, be determined by an independent committee.

            ii. The committee shall be comprised of two independent experts, whereby one expert shall be appointed by Interchange, and the second expert shall be appointed by the other involved Party(ies) (jointly).

            iii. The experts shall try to agree on the Valuation of the Company as soon as practicable. In case of disagreement, they shall each make an independent Valuation. The determined value shall be the average value between the two Valuations, unless one of the Valuations is more than 20 percent higher than the other.

            iv. If one of the Valuations is more than 20 percent higher than the other, the two appointed experts shall jointly appoint a third expert, who shall make an independent Valuation of the Company. If the two experts cannot agree on the appointment of the third expert within one week, the third expert shall be appointed by the President of the Stockholm Chamber of Commerce at the request of either of the relevant Parties.

            v. Following the completion of the third Valuation, the final value of the Company shall be the value determined by discarding both the highest and the lowest of the three valuations and using the remaining, middle Valuation as the value of the Company.

            vi. The costs for the above Valuation experts shall be borne by the Party(ies) (if more than one, jointly and severally) that exercise the Valuation Option pursuant to Section 1(c) of this
                  Schedule 3.2.
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            vii.  Each of the Parties agrees to accept the Valuation determined pursuant to the provisions of this Section 1(d) and undertakes not to initiate arbitration proceedings, or otherwise take legal action against the experts' Valuation, unless a manifest error can be established.

      e. Valuation Awards. If the Valuation values the Company at 87,000,000 USD or more, then the Sellers will be entitled to receive 223,534 DCC Shares. If the Valuation values the Company at less than 50,000,000 USD, then no DCC Shares are due to the Sellers. If the Valuation values the Company at between 50,000,000 USD and 87,000,000 USD, the Sellers will be entitled to receive up to 223,534 DCC Shares calculated on a pro-rata basis between the value of 50,000,000 USD and 87,000,000 USD.

2. Geographic Expansion. As of the Closing Date, the Company had commercial agreements with partners in Finland, Holland, United Kingdom, Ireland, Spain, and Portugal (the "Existing Countries").

      a. Calendar Year 2005. If, on December 31, 2005, the Company has revenue-generating commercial agreements with partners in a total of 12 countries, excluding the Existing Countries, or such other number of countries as the Purchaser and the Sellers may mutually agree, then the Sellers will be entitled to receive 111,766 DCC Shares (the "2005 Expansion Award"), which will be distributed to the Sellers, as soon as practicable thereafter, on a pro-rata basis in accordance with Schedule A.

      b. Calendar Year 2006. If, on December 31, 2006, the Company has revenue-generating commercial agreements with partners in a total of 24 countries, excluding the Existing Countries, or such other number of countries as the Purchaser and the Sellers may mutually agree, then the Sellers will be entitled to receive 111,767 DCC Shares (the "2006 Expansion Award" and together with the 2005 Expansion Award, the "Expansion Awards"), which will be distributed to the Sellers, as soon as practicable thereafter, on a pro-rata basis in accordance with Schedule A.

3. Change of Control. In the event of a Change of Control of the Company or of Interchange, (i) all Financial Performance Awards and Expansion Awards which the Sellers have earned because the requisite financial performance standards have been satisfied in accordance with this Schedule 3.2 and
      (ii) all Financial Performance Awards and Expansion Awards which measure financial performance or geographic expansion for a time period which ends following the date of a Change of Control, shall be deemed earned by the Sellers as of the date of the Change of Control, and the Sellers shall be entitled to receive such number of DCC Shares in accordance with Section
      3.2 of the Agreement.


4. Net Sales and Net Profit. For purposes of this Schedule 3.2 only, "Net Sales" (Sw. "Nettoomsattning") means the total sales of the Company before any costs or expenses have been deducted, and "Net Profit" (Sw. "Arets resultat") means the net
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      profit that the Company realizes after all costs, expenses, depreciation, interest and taxes have been paid.